Exhibit (d)(3)

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (the “Agreement”), is effective as of May 8, 2024 (the “Effective Date”), and is made by and between BioMarin Pharmaceutical Inc. (“BioMarin”), a Delaware corporation located at 105 Digital Drive, Novato, CA 94949 and Inozyme Pharma, Inc., a Delaware corporation, located at 321 Summer Street, Boston, MA 02210 (“Provider”). Each of BioMarin and Provider may be referred to herein as a “Party” or collectively as the “Parties.” In the capacity of disclosing information, each Party is referred to as the “Disclosing Party,” and in the capacity of receiving information, each Party is referred to as the “Receiving Party.”.

WHEREAS, the Parties, for their mutual benefit, desire to disclose certain confidential information to one another in order to evaluate a potential business or collaborative relationship.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Parties agree as follows:

1. Purpose. The Parties have entered into this Agreement to facilitate the transfer of information between them and/or one or more of its Affiliates in order for the Parties to evaluate whether or not to pursue or expand a relationship with each other, which may include, without limitation, a relationship relating to BioMarin’s and/or Provider’s pipeline, clinical and/or commercialized therapy programs (the “Purpose”), and solely for that Purpose, the Parties have disclosed or may disclose to each other information that is proprietary and/or confidential to the Disclosing Party which it desires be treated as confidential. For purposes of this Agreement, with respect to a Party, “Affiliate” shall mean a person or business entity that directly or indirectly controls or is controlled by, or is under common control with, such Party. The term “control,” including the terms “controlled by” or “under common control with,” means the possession of, directly or indirectly, the capability to control the direction of the management and policies through the ownership of voting securities.

2. Confidential Information. As used herein, “Confidential Information” shall mean any and all information, whether tangible or intangible, disclosed or provided by Disclosing Party and/or one or more of its Affiliates or designees to Receiving Party and/or one or more of its Affiliates in written, oral or electronic form, and any other non-public information, whether scientific, preclinical, clinical, regulatory, commercial or financial in nature, relating directly or indirectly to the business of the Disclosing Party in connection with the Purpose. Confidential Information will be deemed to include, without limitation, information that can be reasonably determined to be the confidential and proprietary information of Disclosing Party, given the nature of the information and the circumstances of disclosure. However, information marked as “Confidential” (or other word of import) shall conclusively be determined as intended by Disclosing Party to be considered Confidential Information. Further, Confidential Information includes but is not limited to:

(a) any material that is or has been prepared by or for the Receiving Party or the Receiving Party’s Representatives and that contains, reflects, interprets or is based directly or indirectly upon any Confidential Information provided by Disclosing Party; and

(b) the terms of this Agreement,

(c) the fact that discussions or negotiations are or may be taking place involving the Parties with respect to the Purpose.

3. Term. This Agreement commences as of the Effective Date and ends on the date three (3) years thereafter. Notwithstanding the foregoing, Receiving Party’s obligations to protect Confidential Information disclosed under this Agreement shall survive expiration of this Agreement and will be binding upon Receiving Party, its heirs, successors, and assigns for a period of five (5) years from expiration of this Agreement.

4. Treatment of Confidential Information.

(a) Use; Disclosure. The Receiving Party shall use the Confidential Information solely for the Purpose defined above and no other purpose without the express written permission of the Disclosing Party. The Receiving Party shall disseminate Confidential Information only to those of the Receiving Party’s and its Affiliates’ employees, consultants, and/or independent contractors (including but not limited to advisors, auditors, and attorneys) (collectively, “Receiving Party’s Representatives”) on a “need to know” basis in order for Receiving Party to carry out the Purpose. The Receiving Party warrants that all of Receiving Party’s Representatives granted access to Confidential Information shall be advised of the confidential nature of the information received and of the Receiving Party’s obligations to protect Confidential Information under this Agreement. The Receiving Party warrants all of Receiving Party’s Representatives with access to Confidential Information shall either be bound to an obligation of confidentiality as a condition of employment or bound by written obligations of confidentiality no less stringent than those set forth in this Agreement. A breach of the confidentiality or non-use obligations set forth in this Agreement by Receiving Party’s Representatives shall be deemed a breach by Receiving Party. The Receiving Party agrees to notify the Disclosing Party immediately in writing upon any loss, misuse, misappropriation, or other unauthorized disclosure of the Confidential Information that may come to the Receiving Party’s attention.

(b) Degree of Care. The Receiving Party shall hold the Confidential Information in strict confidence, and shall take all reasonable precautions to protect the Confidential Information at all times from unauthorized disclosure, publication, or use, including, without limitation, (i) using industry standard secure method when transmitting Confidential Information (including transmitting over a network with industry standard technical safeguards designed to provide appropriate protection), (ii) ensuring that no Confidential Information is comingled with any other party’s information and (iii) using at least the same degree of care as it employs to protect its own Confidential Information of like nature (but in any event no less than a reasonable degree of care), acting in a manner consistent with its obligations under this Agreement.

(c) Exclusions. The confidentiality, non-disclosure and non-use obligations of this Agreement shall not apply to Confidential Information disclosed to the Receiving Party that: (i) was in the Receiving Party’s possession prior to receipt hereunder, as evidenced by written records (ii) is independently developed by the Receiving Party without the use of the Confidential Information, as evidenced by written records; (iii) is or becomes publicly available through no fault of the Receiving Party; or (iv) is received by the Receiving Party on a non-confidential basis from a third party without breach of a duty of confidentiality. As used herein, the term “publicly available” shall mean that such information is readily accessible to the general public in a written publication or other form of recording that may be obtained without assuming obligations of confidentiality and that is not obtained through a third party’s breach of a duty of confidentiality. “Publicly available” shall not mean information the substance of which must be pieced together from a number of different publications or other sources.

(d) Legally Required Disclosures. Nothing in this Agreement shall preclude the Receiving Party from making any disclosure of Confidential Information that is required by applicable law or regulation, or by a valid order of a court or other governmental body having jurisdiction, provided that the Receiving Party uses its best efforts to limit the scope of the required disclosure, provides notification to the Disclosing Party as soon as the Receiving Party becomes aware of such requirement, and cooperates with the Disclosing Party in seeking an appropriate protective order, confidential treatment, or similar remedy limiting the subsequent use and disclosure of any information required to be disclosed.

(e) No Obligation to Proceed. Nothing herein shall obligate either Party to proceed with any transaction between them, and each Party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement. This Agreement does not require either Party to disclose any particular Confidential Information.

(f) Destruction of Materials. Promptly upon a request by Disclosing Party at any time to destroy Confidential Information, Receiving Party will promptly turn over to Disclosing Party or destroy all Confidential Information of Disclosing Party and all documents, media, and other tangible materials containing any such Confidential Information and any and all extracts thereof. Notwithstanding the foregoing, Receiving Party shall not be required to purge Confidential Information from its computer system’s historical back-up media and shall be permitted to retain one (1) copy of written Confidential Information for the purpose of maintaining compliance and continuing obligations under this Agreement, provided that such Confidential Information that is retained will remain subject to the terms of this Agreement.

(g) No Transfer or License. Nothing in this Agreement is intended to grant or transfer any right to a Party under any patent, copyright or other intellectual property right of the other Party, nor shall this Agreement grant or transfer to the Receiving Party any right in or to the Confidential Information except as expressly set forth herein. None of the Confidential Information which may be disclosed by Disclosing Party shall constitute any representation, warranty, assurance, guarantee or inducement by Disclosing Party to Receiving Party, including, without limitation, with respect to the accuracy of the Confidential Information and non-infringement of intellectual property rights.

5. Miscellaneous.

(a) Use of Names; Publicity. Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right on a Party to use in any manner the other Party’s name, including any trade name or trademark, or in a manner reasonably likely to identify such other Party without the prior written consent of the other Party, which may be withheld in the other Party’s sole and absolute discretion, except as necessary to comply with applicable law or regulations.

(b) Assignment. A Party shall not transfer or assign any rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be given or withheld in such other Party’s sole and absolute discretion.

(c) Severability. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect, to the extent consistent with the intent of the parties as evidenced by this Agreement as a whole.

(d) Waivers. All waivers shall be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

(e) Notices. All notices or reports permitted or required under this Agreement will be in writing and will be sent by personal delivery or reputable expedited delivery service with signature required. All such notices or reports will be deemed given upon receipt. Notices shall be addressed and sent to the Party concerned at the addresses set forth below in this Section or such other addresses as either Party may subsequently specify in writing to the other Party.

Notices to BioMarin shall be sent to:	Notices to Provider shall be sent to:

BioMarin Pharmaceutical Inc.	Inozyme Pharma, Inc.
105 Digital Drive	321 Summer Street
Novato, CA 94949	Boston, MA 02210
Attn: Chief Legal Officer	Attn: Legal

(f) Governing Law; Venue. This Agreement is made under and shall be construed according to the laws of California without regard to any conflict of law principles that would provide for the application of the law of another jurisdiction. Any disputes under this Agreement shall be brought in the state courts and the Federal courts located in the Northern District of California and the Parties hereby consent to the personal jurisdiction and exclusive venue of these courts.

(g) Equitable/Injunctive Relief. Receiving Party agrees that disclosure of Confidential Information without the express written permission of Disclosing Party will cause Disclosing Party irreparable harm and that any breach or threatened breach of this Agreement by Receiving Party will entitle Disclosing Party to seek injunctive relief, in addition to any other legal and/or equitable remedies available to it. Notwithstanding the requirements of Section 5(f) (Governing Law; Venue), Disclosing Party may seek equitable relief in any court of competent jurisdiction.

(h) Independence. The Parties do not intend that any agency or partnership relationship be created between them by this Agreement.

(i) Entire Agreement; Amendment. This Agreement constitutes the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, communications, negotiations or understandings between the Parties with respect to the matters addressed herein. No modification of or amendment to this Agreement will be effective unless in writing and signed by all Parties.

(j) Counterparts. This Agreement may be executed in one or more counterparts (including by .pdf), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Non-Disclosure Agreement to be executed and delivered by their proper and duly authorized officers effective as of the Effective Date.

INOZYME PHARMA, INC.		BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Sanjay Subramanian	By:	/s/ Brinda Balakrishnan
Name:	Sanjay Subramanian	Name:	Brinda Balakrishnan
Title:	Chief Financial Officer	Title:	EVP, Chief Corp Strategy & BD Officer
Date:	16-May-2024	Date:	16-May-2024